GlobalWise Investments, Inc.

Columbus, Ohio

www.GlobalWiseInvestments.com

614-388-8909

Contact@GlobalWiseInvestments.com

Mission Investor Relations

Atlanta, Georgia

http://www.MissionIR.com

404-941-8975

Investors@MissionIR.com

Exhibit 99.1

GlobalWise Announces Board Changes

- The Appointment Roy H. Haddix to the Board of Directors

- The Resignation of Ramon M. Shealy from the Board of Directors

COLUMBUS, OH, December 18, 2012 – GlobalWise Investments, Inc. (OTCBB: GWIV) (OTCQB: GWIV) (www.GlobalWiseInvestments.com) and its wholly owned subsidiary Intellinetics, Inc., a leading-edge technology company focused on the design, implementation and management of cloud-based Enterprise Content Management (“ECM”) systems in both the public and private sectors, today announced the appointment of Mr. Roy H. Haddix, to the Board of Directors of GlobalWise effective December 13, 2012, and the resignation of Ramon M. Shealy from the Board of Directors of GlobalWise effective December 17, 2012. Mr. Haddix has also been appointed to serve as Chairman of the Audit Committee of the Board, and as a member of the Nominating and Corporate Governance Committee of the Board. Mr. Shealy resigned for personal reasons and not as a result of any disagreements.

“We want to thank Mr. Shealy for his unselfish service, guidance and mentorship over the past several years,” stated William “BJ” Santiago, CEO of GlobalWise.

“We’re very pleased to announce that Roy has joined our Board of Directors,” continued Mr. Santiago. “2012 has been a year of significant growth in our channel partner program, client base and revenue. We believe Roy’s knowledge and experience will be of great value as we continue our efforts to rapidly scale our business and add new national and international channel partners in 2013.”

Roy H. Haddix is a senior operations, finance and accounting professional with over 30 years of experience. During his career, he has demonstrated leadership and developed fiscal policies for all levels of corporate organizations. Mr. Haddix has experience in the development of new accounting systems, processes and policies as well as working throughout organizations to increase efficiencies and reduce costs. Mr. Haddix began his accounting career operating and managing his own financial firm with over 700 clients from 1993 through 2001. From 2002 through 2006, Mr. Haddix served as Chief Financial Officer of Buffalo Construction, Inc. (BCI), a $50 million multi-state general contractor. During his tenure as part of the senior management team at BCI, he designed, implemented and managed strategic changes to financial, accounting and operational systems and procedures that enabled a 100% increase in sales while improving net income. From 2006 through 2008, Mr. Haddix was the Tax Manager at TMI, Inc., a $1.25 billion international manufacturing company and subsidiary of Toyota with responsibility for all domestic and international taxes. From 2010 through early 2012 Mr. Haddix served as Chief Financial Officer of Alpharion Capital Partners, Inc., a regional business development and venture capital firm focused on technology related ventures. Throughout his career Mr. Haddix has also been involved with numerous other entrepreneurial and philanthropic ventures.

About GlobalWise Investments, Inc.

GlobalWise Investments, Inc., via its wholly owned subsidiary Intellinetics, Inc., is a Columbus, Ohio based Enterprise Content Management (ECM) pioneer with industry-leading software that delivers cloud ECM based solutions on-demand. The Company’s flagship platform, IntellivueTM, represents a new industry benchmark and game-changing solution by enabling clients to access and manage the content of every scanned document, file, spreadsheet, email, photo, audio file or video tape – virtually anything that can be digitized – in their enterprise from any PC, laptop, tablet or smartphone from anywhere in the world.

For additional information, please visit the Company’s corporate website: www.GlobalWiseInvestments.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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